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                                 EXHIBIT 10.120

                      THIRD AMENDMENT TO OFFICE LEASE WITH
                       ZURICH AMERICAN INSURANCE COMPANY

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                        THIRD AMENDMENT TO OFFICE LEASE
                        -------------------------------

     THIS THIRD AMENDMENT TO OFFICE LEASE (this "Amendment") is made as of this 25th day of January, 2001, by and between WINDY POINT OF SCHAUMBURG L.L.C., a Delaware limited liability company ("Landlord"), and ZURICH AMERICAN INSURANCE COMPANY, a New York corporation ("Tenant").

                                    RECITALS:
                                    --------

     A. Landlord and Tenant entered into a certain Office Lease (the "Original Lease") dated as of May 6, 2000, whereby Landlord leased to Tenant certain premises (the "Initial Premises") in that certain 11-story office building to be built at 1600 McConnor Parkway, Schaumburg, Illinois (the "Building").

     B. Landlord and Tenant entered into a First Amendment to Office Lease (the "First Amendment") dated as of July 14, 2000, whereby Landlord and Tenant agreed to amend the Original Lease to reflect a change in the site plan for the parking areas serving the Windy Point of Schaumburg complex and to reflect Landlord's agreement to provide a rent credit to Tenant in exchange for a corresponding reduction of the commission due Tenant's broker.

     C. Landlord and Tenant entered into a Second Amendment to Office Lease (the "Second Amendment") dated as of August 4, 2000, whereby Landlord and Tenant agreed to further amend the Original Lease to acknowledge the location and rentable area of the initial leased premises, among other things. The Original Lease, as amended by the First Amendment and the Second Amendment, is hereinafter referred to as the "Lease."

     D. Landlord and Tenant desire to further amend the Lease to reflect Tenant's lease of the entire Building and to reflect certain additional parking rights for Tenant.

     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. DEFINITIONS. Each capitalized term used in this Amendment shall have the
        -----------
same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

     2. ADDITIONAL SPACE. Landlord leases to Tenant and Tenant leases from
        ----------------
Landlord those certain premises (the "Additional Space") consisting of the 11th floor of the Building and containing approximately 28,973 rentable square feet. The Additional Space is leased to Tenant subject to all of the same terms and provisions as are contained in the Lease with respect to the Initial Premises. Henceforth, the term "Premises" as used and defined in the Lease, as amended hereby, shall be deemed to mean and refer to the Initial Premises and the Additional Space (i.e., all rentable space within the Building). Landlord and Tenant acknowledge that the Premises contains 300,034 rentable square feet. Such area has been determined by Landlord's architect in accordance with the standards set forth in Section 2A(v) of the Original Lease.

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         3. BASE RENT. For purposes of calculating the rate of Base Rent, Tenant
            ---------
shall be deemed to have leased the entire Building in accordance with Section
1B. Landlord and Tenant acknowledge that the Base Rent for the Premises during the initial Term shall equal the following amounts:

             Annual Rental Rate for
 Lease Year   Rentable Square Foot   Annual Base Rent   Monthly Installments
 ----------   --------------------   ----------------   --------------------
      1           $   16.97          $  5,091,576.96      $   424,298.08

      2               17.48             5,244,594.36          437,049.53

      3               18.00             5,400,612.00          450,051.00

      4               18.54             5,562,630.36          463,552.53

      5               19.10             5,730,649.44          477,554.12

      6               19.67             5,901,668.76          491,805.73

      7               20.26             6,078,688.80          506,557.40

      8               20.87             6,261,709.56          521,809.13

      9               21.50             6,450,731.04          537,560.92

     10               22.14             6,642,752.76          553,562.73


         4. TENANT'S PROPORTIONATE SHARE. Landlord and Tenant acknowledge that
            ----------------------------
Tenant's Proportionate Share is 100%.

         5. DELETIONS. Sections 27 and 28 of the Original Lease are hereby
            ---------
deleted and of no further force or effect.

         6. PARKING.
            -------

         A. The site plan attached hereto as Exhibit A shows the current proposed configuration of the parking areas serving the Windy Point of Schaumburg complex and such site plan attached hereto as Exhibit A is hereby substituted for the site plan attached to the Original Lease as Exhibit H (as previously amended).

         B. Tenant acknowledges that if Tenant desires an addition to the parking deck in accordance with Section 26C of the Original Lease, such addition may not exceed one level (in addition to the other requirements set forth in Section 26C).

     C. In addition to Tenant's Special Parking Spaces (i.e., 250 parking spaces in the parking deck), Landlord shall furnish to Tenant 345 parking spaces reserved for Tenant's exclusive use in the surface parking lots serving the Windy Point of Schaumburg complex at the locations shown on Exhibit A attached hereto ("Tenant's Surface Parking Spaces"). Tenant's use of Tenant's Surface Parking Spaces shall be subject to the terms and conditions of Section 26D of the Original Lease. Landlord shall mark the Tenant's Surface Parking Spaces in a reasonable manner to indicate to third parties that such spaces are reserved for use by Tenant, and Landlord shall use reasonable and customary efforts to prevent unauthorized use of Tenant's Surface Parking Spaces, but Landlord shall have no responsibility for or liability in the event of any unauthorized use of Tenant's Surface Parking Spaces. Tenant shall use reasonable and customary efforts to prevent its employees, agents or contractors from using, the non-reserved parking spaces serving the Windy Point of Schaumburg complex unless all of Tenant's Special Parking Spaces and Tenant's Surface Parking Spaces are then occupied by Tenant, its employees, agents and contractors. If the rentable area of the Premises is reduced for any reason (including, without limitation, Tenant's exercise of the Contraction Option), the number of Tenant's Surface Parking Spaces (but not Tenant's Special Parking Spaces) shall be reduced proportionally. Furthermore, as provided in Section 26A of the Original Lease, if any governmental authority, agency or department requires the use of any parking areas serving the Windy Point of Schaumburg complex (including areas containing Tenant's reserved parking spaces), Tenant shall no longer have the right to use such areas and Landlord shall have no liability to Tenant (nor shall Rent abate or be reduced) on account of such reduction in available parking areas (provided Landlord shall, within a reasonable period after such areas are no longer available, cause the parking areas serving the Windy Point of Schaumburg complex to have a number of parking spaces equal to at least 90% of the parking spaces depicted on Exhibit A attached hereto).

     D. Landlord acknowledges that Tenant has expressed an interest in acquiring the right to park automobiles on the site immediately north of the Windy Point of Schaumburg complex (the "NiGas Site"). During the first year of the Term, Landlord shall cooperate with Tenant in attempting to acquire such right from the owner of the NiGas Site. Neither Landlord nor Tenant shall be obligated to proceed with any such acquisition unless and until Landlord and Tenant mutually agree, in writing, upon the configuration and other terms of such right (provided Tenant acknowledges that it is the parties' intention that all costs associated with such acquisition and the construction of any improvements will be borne by Tenant, in a manner mutually agreeable to the parties).

     7. BASE BUILDING IMPROVEMENTS.
        --------------------------

     A. Landlord agrees to construct the Building so that the size of the Building (exterior and each floor plate) is consistent with the plans and specifications listed on Exhibit B attached hereto (subject to changes to the size of the Building approved by Tenant in writing, in advance [which approval shall not be unreasonably withheld, conditioned or delayed]).

     B. At Tenant's request, Landlord has agreed to incorporate the additional base building improvements generally described on Exhibit C attached hereto. Tenant acknowledges that the foregoing changes and additions to the base building improvements will increase the costs thereof as shown on Exhibit C (collectively, the "Increased Base Building Costs") and may result in Tenant

Delays with respect to those items where, under "Construction Delays," Exhibit C states "TBD" or "None Yet." The Increased Base Building Costs shall be paid by Tenant as follows:

          first, the credit shown on Exhibit C shall be applied against the Increased Base Building Costs until such credit is exhausted;

          second, upon Tenant's written request, any portion of the Allowance that is not allocable to the Work (as such capitalized terms are defined in the Work Letter Agreement) may be used to pay for the Increased Base Building Costs; and

          third, Tenant shall pay to Landlord any unpaid Increased Base Building Costs for any item described on Exhibit C within 30 days after Landlord provides Tenant with a copy of the general contractor's invoice (or draw request) for such item.

Any Tenant Delays shall have the effect set forth in Paragraph 7 of the Work Letter Agreement. Any additional changes to the base building work desired by Tenant beyond those described on Exhibit C shall continue to be governed by Paragraph 8 of the Work Letter Agreement.

     8.   BROKER. Tenant represents that except for Fifield Realty Corp. and
          ------
Julien J. Studley, Inc. (collectively, the "Brokers"), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys' fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Tenant in connection with this Amendment, or (ii) a claim of, or right to, lien under the statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Tenant. Landlord agrees to pay the Brokers a commission in accordance with the agreement between Landlord and the Brokers (as amended by the First Amendment). Landlord represents to Tenant that Landlord has dealt only with the Brokers in connection with this Amendment and that, insofar as Landlord knows, no other broker negotiated this Amendment or is entitled to any commission in connection herewith. Landlord agrees to indemnify, defend and hold Tenant harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys' fees) arising from a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Landlord in connection with this Amendment.

     9.   BINDING EFFECT. The Lease, as amended hereby, shall continue in full
          --------------
force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

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     10. LIMITATION OF LIABILITY. Any liability of Landlord under the Lease, as
         -----------------------
amended hereby, shall be limited solely to its equity interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with the Lease, as amended hereby, nor shall any recourse be had to any other property or assets of Landlord. The obligations of Tenant under the Lease, as amended hereby, do not constitute personal obligations of the individual officers and employees of Tenant.

     IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.


LANDLORD:                                     TENANT:
--------                                      ------

WINDY POINT OF SCHAUMBURG                     ZURICH AMERICAN INSURANCE
L.L.C., a  Delaware limited                   COMPANY, a New York corporation
liability company

By: FRC WINDY POINT L.L.C., an
    Illinois limited liability company, its
    managing member                           By: /s/ Robert Windsor
                                                  ------------------------------
                                              Title: Vice President
                                                     ---------------------------

    By: /s/ Steven D. FiField
        ---------------------------
    Title: Managing Member
           ------------------------


                               MORTGAGEE'S CONSENT
                               -------------------

         The undersigned hereby consents to the foregoing Amendment, provided that the undersigned reserves all rights granted to the undersigned under the loan documents to review additional changes to the scope of work for the Building.

                                        NATIONAL CITY BANK OF MICHIGAN-ILLINOIS


                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                        Title: Senior Vice President
                                               ---------------------------------

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

                                    EXHIBIT A

         REVISED PARKING PLAN (SHOWING RESERVED SURFACE PARKING SPACES)

                            [SITE PLAN APPEARS HERE]